EXHIBIT 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD

AND RESTRICTIONS ON YOUR RIGHTS

TO TRADE STANDARD AVB FINANCIAL CORP.

COMMON STOCK DURING THE BLACKOUT PERIOD

To: All Directors and Executive Officers of Standard AVB Financial Corp.

From: Kim Davis, Corporate Secretary, Standard AVB Financial Corp.

Date: May 6, 2021

As you may know, the Standard Bank 401(k) Plan (the “Plan”) will enter into a blackout period for the Employee Stock Fund (the “Stock Fund”) in the Plan in connection with the anticipated closing of the Company’s previously announced merger (the “Merger”) with Dollar Mutual Bancorp (“Dollar”) pursuant to the Agreement and Plan of Merger, dated as of September 24, 2020, by and among the Company, Dollar and Dollar Acquisition Sub, Inc. The blackout period is necessary to facilitate the exchange of shares of Standard common stock for $33.00 per share (the “Merger Consideration”) in connection with the Merger.

It is anticipated that the closing of the merger will take place on May 28, 2021, subject to the receipt of all required regulatory approvals. Participants in the Plan have been advised that at 12:01 a.m., EDT, on May 14, 2021, a limited blackout period will commence during which transactions in the Stock Fund will not be permitted. During the blackout period, participants in the Plan will be unable to: (a) take distributions or transfer assets from their Stock Fund under the Plan; or (b) diversify any Plan investments in Standard common stock prior to the closing of the Merger. The participants in the Plan have been advised that the blackout period is expected to end on May 28, 2021 (although it could be extended).

As a director or executive officer of Standard, this blackout with respect to the Stock Fund directly impacts your ability to trade Standard common stock (including any derivative securities such as stock options), regardless of whether you participate in the Plan or invest in Standard common stock under the Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR as promulgated by the Securities and Exchange Commission, you as a director or executive officer of Standard are prohibited during the blackout period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Standard (including any derivative security such as a stock option) acquired in connection with your service or employment as a director or executive officer. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you may have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as bona fide gifts, transfers by will or laws of descent and distribution, and transactions involving equity securities of Standard that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a qualified plan that satisfies the affirmative defense conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements). Proposed transactions should be discussed with Susan Parente, before you or your family members take any action concerning equity securities of Standard during the blackout period.

We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Due to the timing of the receipt of the final regulatory approval required for the completion of the Merger, the Company has reasonably determined that it is unable to provide 15 days’ of advance notice of the blackout period to its directors and officers, and is providing this notice as soon as reasonably practicable.

Key Dates for Prohibition from Trading in Standard Common Stock:

The blackout period will commence at 12:01 a.m., EDT, on May 14, 2021 and is expected to end on May 28, 2021 (although it could be extended if necessary). While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed.

Please contact Kim Davis, Corporate Secretary, by mail at 2640 Monroeville Boulevard, Monroeville Pennsylvania, 15146, or by telephone at 412-856-0363 with any questions you may have regarding this notice.